Exhibit 10.34

      LICENSE, DEVELOPMENT, MARKETING AND CLINICAL TRIALS SUPPLY AGREEMENT





         THIS LICENSE ,DEVELOPMENT, MARKETING AND CLINICAL TRIALS SUPPLY AGREEMENT ("Agreement") is effective as of July 20, 1998, and is by and among OPOCRIN S.p.A., a corporation organized and existing under the laws of Italy ("OPOCRIN"), and INTERCARDIA, INC. ("INTERCARDIA"), a corporation organized and existing under the laws of Delaware.


 WITNESSETH:


         WHEREAS, OPOCRIN owns the OPOCRIN Know-How (as hereinafter defined) and the Patent Rights (as hereinafter defined);


         WHEREAS, INTERCARDIA and OPOCRIN desire to enter into a definitive development, marketing and clinical supply license agreement to develop and market the Licensed Compound (as hereinafter defined) upon terms and conditions which are more specifically set forth herein;


         WHEREAS, INTERCARDIA desires to obtain a license under the Patent Rights and OPOCRIN Know-How, upon the terms and conditions set forth herein; and


         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:





[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                                    ARTICLE I
                                   DEFINITIONS


         Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

           1.1 "Affiliate" means with respect to each party (i) any corporation or business entity of which fifty (50%) percent or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty (50%) percent (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such party; or (iii) any corporation or business entity which is under common control by such party.

           1.2 "Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

           1.3 "Calendar Year" means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

           1.4 "Collaboration Information and Inventions" means OPOCRIN Information and Inventions, INTERCARDIA Information and Inventions and Joint Information and Inventions as such terms are defined in Section 2.7.

           1.5 "Effective Date" means the date first written above.

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           1.6 "EC" means the European Community member states which include the countries of Germany, Belgium, France, Italy, Luxembourg, The Netherlands, The Republic of Ireland, United Kingdom, Greece, Portugal, Spain, Austria, Finland, Sweden and Denmark.

           1.7 "Independent Third Party Knowledgeable in the Field" shall mean an independent arbitor who will be chosen in the manner described in 13.6.

           1.8 "INTERCARDIA Know-How" means any INTERCARDIA information and materials, including but not limited to, discoveries, Improvements, processes, manufacturing batch records, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in INTERCARDIA's possession, (ii) are developed by INTERCARDIA or its licensees or its Affiliates in the INTERCARDIA Territory, (iii) are not generally known and (iv) which arise out of this Agreement or which relate to the development, manufacture, marketing, use or sale of the Licensed Compound or the Licensed Products.

           1.9 "INTERCARDIA Territory" means all countries except for Japan and Korea.

           1.10 "Improvements" means any findings, developments, discoveries, inventions, additions, modifications, formulations, or changes made by INTERCARDIA or its Affiliates and licensees or by OPOCRIN or its Affiliates and licensees during the term of this Agreement which are necessary or useful to the development, manufacture or commercialization of the Licensed Compound or Licensed Products, including without limitation, new or improved methods of synthesis, manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, analysis, packaging or labeling of the Licensed Compound or Licensed Products.

           1.11 "Licensed Compound" means the compound designated as OP2000, and described in the patents listed on Exhibit A and Exhibit B, and the Patent Rights.

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           1.12 "Licensed Product" means any pharmaceutical formulation that is created and developed by INTERCARDIA, which contains the Licensed Compound in a form ready for use by the final customer, the use or sale of which by INTERCARDIA would be prohibited but for the licenses granted by OPOCRIN to INTERCARDIA herein (collectively, the "Licensed Products").

           1.13 "Licensed Compound Specifications" means the specifications used to formulate, manufacture, test, release or package Licensed Compound in the License Product description included by INTERCARDIA in its IND, NDA or registration package and approved by regulatory authorities, and any modifications or changes thereto specified by INTERCARDIA.

           1.14 "Major EC Member State" means Germany, France, Italy, Spain or the United Kingdom.

           1.15 "Net Sales" shall mean Net Sales as that term is defined in
Section 5.2.

           1.16 "OPOCRIN Know-How" means any OPOCRIN information and materials, including but not limited to, discoveries, Improvements, processes, manufacturing batch records, formulas, analytical test methods, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in OPOCRIN's possession or control, (ii) are developed by OPOCRIN or its licensees or Affiliates in the OPOCRIN Territory,
(iii) are not generally known and (iv) which arise out of the this Agreement or which relate to the development, manufacture, marketing, use or sale of the Licensed Compound or the Licensed Products.

           1.17 "OPOCRIN Territory" means Japan and Korea.

           1.18 "Patent Rights" means any and all patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are owned by OPOCRIN or to which OPOCRIN through license or otherwise acquires rights, including, but not limited to, those listed on Exhibit A and

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Exhibit B, which: (i) relate to the Licensed Compound or the Licensed Products;
or (ii) relate to Collaboration Information and Inventions (as defined in Section 2.7); or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates or the like of any such patents and patent applications provided that such patents have not expired, been cancelled or become abandoned and have not been declared invalid by an unreversed or unappealable decision or judgment of a court of competent jurisdiction; or (iv) are claiming Improvements to the Licensed Compound or the Licensed Products.

           1.19 "Proprietary Information" means all OPOCRIN Know-How, INTERCARDIA Know-How, and all other scientific, clinical, development, regulatory, marketing, manufacturing, financial and commercial information or data, whether communicated in writing or oral, electronically or by sensory detection, which is provided by one party to the other party in connection with this Agreement.

           1.20 "Reasonable Commercial Efforts" shall mean INTERCARDIA's, its sub-licensees' or Affiliates' active conduct of any preclinical or clinical trials in any country, or at any time subsequent to the grant of a Regulatory Approval in any country, INTERCARDIA's, its licensees' or Affiliates' preparation for launch of the Licensed Product.

           1.21 "Regulatory Approval" means with respect to any country in the OPOCRIN Territory or the INTERCARDIA Territory, each approval issued by a regulatory authority necessary or appropriate to authorize and commence the manufacture, use or sale, including pricing approval, toxicology studies, preclinical and clinical trials and IND and NDA filings with the FDA or other registration dossiers filed with other appropriate regulatory authorities, of the Licensed Compound or a Licensed Product in such country.

           1.22 "Standard Manufacturing Direct Cost" shall mean the direct manufacturing costs incurred by OPOCRIN to manufacture Licensed Compounds. Such costs shall include normal direct manufacturing

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costs as determined in accordance with U.S. generally accepted accounting principles ("GAAP"). These costs may include raw materials, direct manufacturing supplies, direct manufacturing labor and direct manufacturing burden applied in accordance with GAAP in a manner consistent with OPOCRIN's other products, but shall exclude any manufacturing indirect costs and any overhead, administrative charges or any other costs or expenses not directly related to the manufacturing of Licensed Compounds. These costs take into account overhead costs directly related to the manufacture of Licensed Compound but do not include overhead costs that are not directly related to the manufacture of Licensed Compound, such as senior management costs.

           1.23 "United States" or "U.S." means the United States of America, and its territories and possessions.

           1.24 "Valid Patent Claim" means a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed with the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.


                                   ARTICLE II
           EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION


          2.1 General. OPOCRIN and INTERCARDIA shall engage in this Agreement upon the terms and conditions set forth in this Agreement. In the course of this Agreement, each party shall (i) cooperate with the other party in good faith, particularly with respect to unknowns or contingencies, in order to achieve the objectives of this Agreement; (ii) furnish, maintain and preserve suitable and sufficient facilities and personnel for the work to be accomplished by each party hereunder; and (iii) perform its obligations hereunder in good faith in a commercially reasonable, diligent and workmanlike manner and in


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compliance in all material respects with the standards, laws, rules and regulations of each and every regulatory authority having jurisdiction over the material activities of each party in the OPOCRIN Territory and the INTERCARDIA Territory. OPOCRIN will work exclusively with INTERCARDIA to develop and commercialize the Licensed Compound and Licensed Products in INTERCARDIA's Territory.


         2.2 Agreement Objectives. The parties desire to enter into this Agreement which aligns technological innovation and organizational resources including access to manufacturing, research and development, sales and marketing, distribution, regulatory and management expertise for successful completion of the development, commercialization and manufacturing of the Licensed Compound and the Licensed Products.


         2.3 Development of Licensed Products. The overall development program in the INTERCARDIA Territory will be conducted and controlled by INTERCARDIA. After the first meeting of the Advisory Committee, as defined below, INTERCARDIA will present a development plan to OPOCRIN, which shall be updated and revised approximately annually. INTERCARDIA will conduct development of the Licensed Compound or the Licensed Products in the INTERCARDIA Territory in a manner consistent with a Reasonable Commercial Effort. INTERCARDIA shall have final approval on all preclinical and clinical studies performed in the INTERCARDIA Territory. Decisions regarding preclinical and clinical trials and other studies performed in the OPOCRIN Territory which could reasonably be determined to affect any Regulatory Approvals or commercialization of the Licensed Compound or the Licensed Products in the INTERCARDIA Territory shall be mutually agreed upon by INTERCARDIA and OPOCRIN.


         2.4 Advisory Committee. The parties hereby establish an advisory committee (the "Advisory Committee") to facilitate the research, development and manufacture of Licensed Compound and Licensed Products under this Agreement as follows:

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         2.4.1 Composition of the Advisory Committee. The Advisory Committee
shall be comprised of equal representation of not more than two (2) named representatives of INTERCARDIA and not more than two (2) named representatives of OPOCRIN. The initial representatives for each party hereto shall be set forth on Schedule 2.4.1. Each party shall appoint its respective representatives to the Advisory Committee and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change. It is anticipated that these representatives shall be multi-disciplinary in their fields of expertise and shall have appropriate technical credentials and knowledge together with an ongoing familiarity of the objectives of this Agreement. Additional representatives or consultants may from time to time, by mutual consent of the parties, be invited to attend Advisory Committee meetings, subject to compliance with Section 9.1.


        2.4.2 Meetings. INTERCARDIA and OPOCRIN intend for the Advisory Committee to meet at least twice each Calendar Year, with the location for such meetings alternating between Italy and the United States (or such other location as is determined by the Advisory Committee). With the consent of both parties, alternatively, the Advisory Committee may meet by means of conference call or other similar communications equipment. Each party may request additional meetings; provided that such meeting shall be held in the country (Italy or the United States) of the party receiving the request. Each party shall be responsible for its own time and travel expenses incurred in conjunction with the Advisory Committee.


         2.4.3 Advisory Committee Role. The Advisory Committee shall provide a venue for the free exchange of information covered under this Agreement regarding the development of Licensed Compound and Licensed Products in each party's Territory. The Advisory Committee shall be permitted to have access to INTERCARDIA Know-How and OPOCRIN Know-How. The Advisory Committee shall review and discuss the information, including both parties' development plans, review of timetables for the development and manufacturing of the Licensed Compound and the Licensed Products; provided, however, the role of the Advisory Committee shall be advisory.

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         2.4.4 Termination of Advisory Committee. The Advisory Committee shall be dissolved one year after the receipt of the first Regulatory Approval in INTERCARDIA's Territory. By mutual consent, both parties may agree to extend the life of the Advisory Committee.


         2.5 Exchange of Information. During the term of this Agreement, each party shall promptly disclose to the other party in English and in writing on an ongoing basis all OPOCRIN Know-How and INTERCARDIA Know-How and other useful information relating to the Licensed Compound and Licensed Products developed by either party, their licensees or Affiliates.


         2.6      Records and Reports.


         2.6.1 Records. OPOCRIN and INTERCARDIA shall each maintain records, in sufficient accounting detail and in good scientific manner appropriate for financial, patent, research, development and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement.


         2.6.2 Copies and Inspection of Records. Each of OPOCRIN and INTERCARDIA shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other party as referred to in
Section 2.6.1. OPOCRIN and INTERCARDIA shall each maintain such records and the information disclosed therein in confidence in accordance with Section 9.1. Each party hereto shall have the right to arrange for its employees and outside consultants involved in this Agreement to visit the other party at its respective offices and laboratories during normal business hours and upon reasonable notice, and to discuss the work under this Agreement and its results in detail with the technical personnel and consultants of OPOCRIN or INTERCARDIA, as the case may be.


         2.6.3 INTERCARDIA Semi-Annual Progress Reports. Within forty five (45) days following the end of each month of June and December during the term of this Agreement, INTERCARDIA shall provide

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to the Advisory Committee a brief written progress report which shall summarize the work performed during the prior six month period on this Agreement, the results of any clinical development or other studies in progress, any regulatory submissions regarding the Licensed Products, the status of any regulatory action and such other information reasonably requested by the Advisory Committee relating to the progress of the goals or performance of this Agreement. The Advisory Committee shall provide such materials to OPOCRIN.


         2.6.4 OPOCRIN Semi-Annual Progress Report. OPOCRIN shall within forty five (45) days following the end of each month of June and December during the term of this Agreement, provide the Advisory Committee with information described in Section 2.6.3 regarding the Licensed Compound and any products containing the Licensed Compound being developed in the OPOCRIN Territory by OPOCRIN or its licensees.


         2.7 Collaboration Information and Inventions Ownership. The entire right, title and interest in all discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, arising from this Agreement (all being "Collaboration Information and Inventions") developed or invented:


         (a) solely by employees of OPOCRIN shall be owned solely by OPOCRIN ("OPOCRIN Information and Inventions");


         (b) solely by employees of INTERCARDIA shall be owned solely by INTERCARDIA ("INTERCARDIA Information and Inventions"); and


         (c) jointly by employees of OPOCRIN and INTERCARDIA shall be owned jointly by OPOCRIN and INTERCARDIA ("Joint Information and Inventions").


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         Each party shall disclose to the other parties hereto the development, making, conception or reduction to practice of Collaboration Information and Inventions.


         2.8 Regulatory Matters. INTERCARDIA shall own, control and shall retain legal responsibility for the preparation, filing and prosecution of all filings and applications required to obtain all Regulatory Approvals to commercially sell and use the Licensed Products in the INTERCARDIA Territory. OPOCRIN shall supply INTERCARDIA with any materials OPOCRIN possesses prepared in connection with but not limited to the promotion, packaging, manufacture, adverse event experience or other activities related to the Licensed Compound or Licensed Products in order to prosecute, complete or maintain any and all Regulatory Approvals, filings or submissions required by any regulatory authority. It is the intention of INTERCARDIA to file for Regulatory Approval in all major markets during the term of this Agreement. The decision as to timing of any such filing or the decision not to file in any market shall be in the sole and absolute discretion of INTERCARDIA.


         (a) Upon Regulatory Approval in the INTERCARDIA Territory by each country's regulatory authority, INTERCARDIA's obligation to maintain such Regulatory Approval shall be subject to INTERCARDIA's or its Licensee's economic analysis of any such country's revenue potential, in such party's sole discretion. INTERCARDIA will promptly notify OPOCRIN of any decisions relating to such Regulatory Approval affected by INTERCARDIA's economic analysis.


         (b) During the term hereof each party shall within 48 hours of notice thereof furnish to the other party information concerning serious side effects, life threatening effects or unexpected consequences attributable to the Licensed Compound or the Licensed Products. Each party shall report to the other party any other side effects on an annual basis at mutually agreeable times.


         (c) Upon request, the requesting party shall from the date of such request receive from the other party copies of all correspondence with, and all documents and applications filed with or submitted by any

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regulatory authority in each party's Territory with respect to the Licensed
Compound or the Licensed Products including but not limited to copies of all label statements, expert summaries and any information not previously included in any applications for Regulatory Approvals. Such copies of the aforementioned correspondence and documentation shall be sent to the receiving party within 30 days of submission to or receipt from any regulatory authority.


         (d) Each party shall within 30 days of notice thereof provide to the other party all data and documents to which each party has access in order to support the compilation of registration dossiers and subsequent Regulatory Approvals.


         2.9 Trademark. The Licensed Products shall be sold by INTERCARDIA or its sublicensees in the INTERCARDIA Territory under a trademark or trademarks owned and maintained by INTERCARDIA.


         2.10 Manufacture of Commercial Supplies. INTERCARDIA and OPOCRIN will undertake to enter into a separate Manufacturing Supply Agreement ("Commercial Manufacturing Supply Agreement"), within six (6) months following the initiation of Phase III clinical trials in a major market, wherein OPOCRIN shall negotiate for the right to manufacture Licensed Compound based upon the following general terms: (a) the cost of Licensed Compound shall be based upon OPOCRIN's Standard Manufacturing Direct Cost plus [*]%, but in no case to exceed [*]% of INTERCARDIA's or it's sublicensees or Affiliate's Net Sales, as defined in 5.2 below, of Licensed Product for the United States; (b) the cost of Licensed Compound shall be based upon OPOCRIN's Standard Manufacturing Direct Cost plus [*]%, but in no case to exceed [*]% of INTERCARDIA's or it's sublicensees or Affiliate's Net





[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.


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Sales, as defined in 5.2 below, of Licensed Product for the INTERCARDIA
Territory other than the United States; (c) the price charged by OPOCRIN for Licensed Compound will be subject to adjustment based upon price increases or decreases of starting reagents and other raw materials and manufacturing costs;
(d) all calculations relating to the costs of manufacturing Licensed Compound shall be provided to INTERCARDIA or its sublicensees or Affiliates on a quarterly basis; (e) upon determination by INTERCARDIA or OPOCRIN that manufacture of Licensed Compound cannot be reliably or consistently manufactured in a timely manner within reference parameters including the costs defined in a and b, above, either party may terminate the to-be-executed Commercial Manufacturing Supply Agreement and OPOCRIN shall transfer to INTERCARDIA all information relevant to the manufacture of Licensed Compound. Both parties agree to diligently pursue the negotiation and execution of this separate Commercial Manufacturing Supply Agreement.


                                   ARTICLE III
                                     LICENSE


         3.1      License Grants.


         (a) OPOCRIN hereby grants to INTERCARDIA and its Affiliates in the INTERCARDIA Territory an exclusive license, with the right to sublicense, (i) to practice under the Patent Rights described on Exhibit A and the Improvements, and (ii) to use OPOCRIN Know-How to develop, make, have made, use and sell the Licensed Products in the INTERCARDIA Territory. OPOCRIN hereby grants to INTERCARDIA and its Affiliates in the INTERCARDIA Territory a non-exclusive license to practice under the Patent Rights described on Exhibit B and the Improvements needed or required in any manner, as determined in the sole discretion of INTERCARDIA, to develop, make, have made, use and sell the Licensed Products in the INTERCARDIA Territory. The patents described in Exhibit B are derivative of and supportive of the Licensed Compound patents described in Exhibit A. OPOCRIN shall take any and

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all actions required by INTERCARDIA to perfect the grant to INTERCARDIA of the
Exhibit A and Exhibit B Patent Rights.


         (b) INTERCARDIA shall have the right to sublicense the Licensed Products in INTERCARDIA Territory; provided, however, that OPOCRIN shall have the right to approve INTERCARDIA's sublicensees prior to the execution of any such agreement in the United States, Germany, France, Italy, Spain and the United Kingdom; provided further however that such right of approval shall not be unreasonably withheld and shall be exercised, if at all, within fifteen (15) working days of written notice by INTERCARDIA of any such sublicensee or such sublicensee shall be deemed approved under this Agreement for all purposes and all countries. INTERCARDIA shall within fifteen (15) days of execution of any sublicensing agreement, provide OPOCRIN with copies of such agreements for OPOCRIN's use in validating milestone payments as defined in Section 4.1(e) and royalty payments as defined in Article V.


         3.2 Additional License Grant. In the event (i) there exists a claim or claims of issued letters patent which OPOCRIN owns or has the rights to license; and (ii) in the event that any such claim or claims are believed by OPOCRIN or INTERCARDIA to be superior to the grant by OPOCRIN to INTERCARDIA in Section 3.1; and (iii) which claim or claims are not covered by the grant in Section 3.1, above, OPOCRIN hereby grants to INTERCARDIA, an exclusive, royalty-free license in the INTERCARDIA Territory under such claim or claims contained in issued letters patent for INTERCARDIA to develop, make, have made use and sell such Licensed Compound or Licensed Product in the INTERCARDIA Territory.


         3.3      Additional Rights.


         (a) If OPOCRIN elects not to actively pursue, (e.g. terminates substantially all of its activities with regard to) the development or marketing or sub-licensing of the Licensed Compound or the Licensed Product in a country included in the OPOCRIN Territory, INTERCARDIA shall be granted at no

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additional cost a license to use OPOCRIN Know-How to develop, make, have made, use and sell the Licensed Product in the OPOCRIN Territory consistent with the exclusive license granted to INTERCARDIA in the INTERCARDIA Territory.


         (b) INTERCARDIA hereby grants to OPOCRIN a royalty-free, nonexclusive right and license to use and grant third parties the right to use, solely in the OPOCRIN Territory, all the data and information relating to the Licensed Compound and the Licensed Product developed by or on the behalf of INTERCARDIA under this Agreement and for which INTERCARDIA has the right to transfer. INTERCARDIA shall have a royalty-free, nonexclusive right and license to use, and grant sub-licensees to use, in the INTERCARDIA Territory all the data and information relating to the Licensed Compound and the Licensed Product developed by or on the behalf of OPOCRIN.


                                   ARTICLE IV
                                CERTAIN PAYMENTS


         4.1 Certain Milestone Payments. INTERCARDIA shall pay to OPOCRIN the following one-time, non-refundable and non-creditable milestone payments:


         (a) One Million Dollars (US$ 1,000,000) within ten ( 10) working days following the date of the signature of the last to sign this Agreement; and


         (b) [*********************************************] Dollars
(US$[**********]) within ten ( 10) working days following the treatment of the first patient in Phase III clinical trials; and





[*]     CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED
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         (c) [*****************************] Dollars (US$[*************]) within ten (10) working days following filing of the first New Drug Application ("NDA") submitted hereunder to the FDA or within ten (10) working days following the filing of the first European PLA, whichever occurs first; and


         (d) [*****************************] Dollars (US$[*************]) within ten (10) working days following NDA approval in the United States or following the grant of Regulatory Approval in at least two countries among the Major EC Member States, whichever occurs first, of the first Licensed Product hereunder; and


         (e) [*******************] percent of [**************************], up to a cumulative total of [*****************] Dollars (US$[********************])
; and


         (f) [*******************] Dollars (US$[****************]) upon
[*********************]; and


         (g) An additional [**********************] Dollars (US$[************])
upon [***********************].


         (h) If, prior to any notice of termination of this Agreement, the initiation of Phase III trials is delayed by INTERCARDIA to a date which is the later of (i) [*****************], or (ii) [**************] years subsequent to the date of the receipt by INTERCARDIA of Licensed Compound for clinical trials which has been manufactured in accordance with cGMP's and the terms and conditions of this Agreement, OPOCRIN shall at such time receive the milestone payment otherwise due upon initiation of Phase III trials in the amount of [***********************] Dollars (US$[***********]) within thirty (30) working days of [***************]; provided, however, that no such payment shall be due until actual initiation of Phase III trials if such delay is, due to delay in receipt of either Licensed Compound or Licensed Products from suppliers or circumstances beyond the control of INTERCARDIA and INTERCARDIA is proceeding in





[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

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good faith with development hereunder. Activities by INTERCARDIA in any pre-clinical or clinical trials or negotiations with any regulatory authority while such trials are suspended shall be deemed to be proceeding in good faith on the part of INTERCARDIA.


         All amounts shall be paid in U.S. dollars. During the term of this Agreement once payments to OPOCRIN under a section of Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), and 4.1(g) have been paid for an indication, no additional payments under such section shall be payable to OPOCRIN, notwithstanding the submission by INTERCARDIA of Licensed Compound or Licensed Products for more than one or additional targets or indications.


                                    ARTICLE V
                                    ROYALTIES


         5.1 Royalties Payable by INTERCARDIA. INTERCARDIA shall pay to OPOCRIN a royalty for the OPOCRIN Know-How, the Patent Rights and Improvements in the INTERCARDIA Territory. The royalty shall be equal to: (i) [***] percent of the first $[****************] of Net Sales of Licensed Product covered by a Valid Patent Claim or market exclusivity in any Calendar Year; (ii) [***] percent of Net Sales in excess of $[****************] of Licensed Product covered by a Valid Patent Claim or market exclusivity in any Calendar Year; and (iii) for all periods of time after expiration of the Patent Rights or market exclusivity in any country, and in lieu of any other royalty or other payments hereunder, including payments under subparagraphs (i) and (ii) above, [***] percent of Net Sales. The royalty payable to OPOCRIN for the Net Sales of each Calendar Quarter will be converted to U.S. dollars using the exchange





[*]      CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED
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rate published in the Wall Street Journal for the last day of such Calendar
Quarter and shall be paid in U.S. dollars within thirty (30) working days after the end of the Calendar Quarter.


         5.2 Net Sales shall mean the gross invoice price of Licensed Product sold by INTERCARDIA, its Affiliates or sublicensees (which term does not include distributors) to the first independent third party after deducting, if not previously deducted, from the amount invoiced:


         (a)      trade, cash and quantity discounts;


         (b) credits and allowances on account of returned or rejected products;


         (c) rebates, chargebacks and other amounts paid on sale or dispensing of Licensed Product;


         (d)      retroactive price reductions;


         (e) with regard to sales in the United States, a fixed amount equal to five percent (5%) of the amount invoiced to cover bad debt, sales or excise taxes, transportation and insurance charges; and with regard to sales outside the United States, a fixed amount equal to ten percent (10%) of the amount invoiced to cover the above and additional special transportation, custom duties, and other governmental charges; and





[*] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

         (f) the inventory cost or devices or delivery systems used for dispensing or administering Licensed Product, special packaging of Licensed Product and diluents or similar exogenous materials which accompany Licensed Product as it is sold.


         With respect to sales of Licensed Product sold in combination with one or more other ingredients ("Combination Products"), Net Sales shall be calculated on the basis of the invoice price of Licensed Product(s) containing the same weight of the Licensed Compound sold without other active ingredients. If such Licensed Product is not sold without other active ingredients, Net Sales shall be calculated on the basis of the invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of the Licensed Compound in the Licensed Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product. Inventory cost shall be determined in accordance with INTERCARDIA's regular accounting methods.


                                   ARTICLE VI
                                 CERTAIN FUNDING


         6.1 Funding Responsibility. INTERCARDIA and OPOCRIN shall each be responsible for the expenses incurred in the development, registration and commercialization of the Licensed Product in the INTERCARDIA Territory and the OPOCRIN Territory respectively, based upon the terms, conditions and agreements set forth in this Agreement and the exhibits and schedules attached hereto.


         6.2 Sales and Marketing. Each party shall be responsible for all sales and marketing activities and expenses in its respective territory, including but not limited to, the registration of applicable Licensed Product trademarks, trade names, and logos.

                                   ARTICLE VII
                     ACCOUNTING REPORTS, PAYMENTS AND TAXES


         7.1 Reports. During the term of this Agreement, INTERCARDIA will maintain accounting systems which will report its or its Licensees respective Net Sales and which are capable of accurately calculating the royalties due to OPOCRIN pursuant to this Agreement. Reports shall be provided as follows:


         Within thirty (30) calendar days after the end of each month, INTERCARDIA shall report to OPOCRIN its estimate of respective Net Sales.


         Within forty five (45) calendar days after the end of each Calendar Quarter, INTERCARDIA shall send OPOCRIN a report detailing the results of such Calendar Quarter. This report shall detail the calculation of the royalty in such previous Calendar Quarter.


         Within seventy-five (75) calendar days after the end of each Calendar Year, INTERCARDIA shall issue a full report to OPOCRIN detailing the calculation of the royalty payments made for the previous calendar year. Any changes from the previously submitted quarterly reports shall be explained in detail.


         Upon reasonable advance notice, and for purposes of calculating royalties due hereunder or calculation of manufacturing costs hereunder, a party (the "Investigating Party") shall be entitled to hire a third party to audit the other party's (the "Audited Party") accounting systems and components of the other party's royalty or manufacturing cost calculation. The Audited Party will cooperate and assist in such audits as appropriate. If the results of such audit indicate that the Audited Party has underpaid its royalty obligation by ten (10%) percent or more or overstated its manufacturing cost by ten (10%) percent or more for any twelve (12) month period examined, the Audited Party shall bear the expenses of such audit. Upon completion of the audit, if the audit reveals an underpayment or overpayment, such underpayment or overpayment shall be paid to the party owed such amount within thirty (30) days of such audit report. Any such underpayments or overpayments shall accrue interest as of the date due, calculated at the prime interest rate quoted in the WALL STREET JOURNAL for such period. All audits shall be conducted by a major U.S./ international accounting firm acceptable to both parties.


         7.2 Payments . All payments to be made by INTERCARDIA to OPOCRIN under this Agreement shall be made in United States Dollars and shall be paid by check, bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account as designated in writing by OPOCRIN from time to time.


         7.3 Late Payments. Each party shall pay interest to the other party on the aggregate amount of undisputed payments due that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the Prime Rate as reported from time to time in the WALL STREET JOURNAL. Disputed amounts which are paid upon resolution of any such dispute shall bear interest at such rate until paid.


          7.4 Taxes. Each party shall be responsible for its own taxes on income.


          7.5 Taxes on Payments to OPOCRIN. With respect to any taxes which are levied by the authorities in the U.S. in connection with any sums payable hereunder to OPOCRIN, INTERCARDIA shall be entitled to deduct such taxes from such sums, pay such taxes to local authorities on behalf of OPOCRIN and remit to OPOCRIN, in full satisfaction of its payment obligations hereunder, the net amount after such deduction together with the relevant receipt evidencing the payment of such taxes. INTERCARDIA shall use reasonable efforts to cooperate with OPOCRIN with respect to its tax planning.

                                  ARTICLE VIII
                             CLINICAL TRIAL SUPPLIES


         8.1 Manufacturing and Supply of Licensed Compound for Clinical Trials. Subject to the requirements described below, OPOCRIN shall manufacture and supply all of INTERCARDIA's (and its licensees and Affiliates) requirements for Licensed Compound which, in the reasonable discretion of INTERCARDIA, are needed to complete the development of the Licensed Products including, but not limited to, the conduct of preclinical or clinical trials. OPOCRIN and INTERCARDIA shall collaborate on forecasts in order to insure the uninterrupted availability of the Licensed Compound in sufficient quantities to support the development of the Licensed Compound and Licensed Products. In the event that OPOCRIN is unable to meet INTERCARDIA's requirements, it shall notify INTERCARDIA immediately. In addition, in order to assure an uninterrupted supply of Licensed Compound, INTERCARDIA shall have the right throughout the period of the term of this License Agreement to identify and qualify and buy from secondary manufacturers and suppliers any or all of INTERCARDIA's requirements for the development of Licensed Products or the conduct of clinical or preclinical trials with the Licensed Compound.


         8.2 Manufacturing Procedures and Facilities. OPOCRIN shall comply with acceptable procedures to manufacture the Licensed Compound, including compliance with the regulations and guidelines promulgated from time to time by the FDA and other regulatory authorities and current Good Manufacturing Practices ("cGMP").


         8.3 Storage Requirements. OPOCRIN shall maintain an adequate inventory of the Licensed Compound so that shipment of the Licensed Compound for use by INTERCARDIA shall be made in a timely manner. Each shipment of the Licensed Compound shall be accompanied by a certificate of analysis (the "Certificate of Analysis"), a Material Safety Data Sheet ("MSDS") and a written statement from

OPOCRIN that the shipment is in compliance with the Licensed Compound Specifications for such delivered Licensed Compound.


         8.4 Inspection of Premises and Records. While this Agreement is in effect, OPOCRIN shall give to duly accredited representatives of INTERCARDIA, upon reasonable notice, and at all reasonable times during regular business hours, access to its facilities for the purpose of inspecting, consulting and periodically reviewing the techniques and records of OPOCRIN including, but not limited to, records related to manufacturing, testing, warehousing and shipping of the Licensed Compound to assure they are manufactured, tested, shipped and warehoused in strict compliance with Licensed Compound Specifications, cGMP's and are otherwise appropriate, adequate and correctly performed. Any such inspection made by INTERCARDIA shall not relieve OPOCRIN of any of its contractual or regulatory responsibilities.


         8.5      Receipt of Licensed Compound.


         (i) INTERCARDIA may, at its option, inspect shipments of Licensed Compound upon receipt thereof. Such inspection may include, without limitation, a quality control analysis in accordance with agreed upon procedures to determine whether the Licensed Compound meets the Licensed Compound Specifications of the Certificate of Analysis accompanying each shipment of the Licensed Compound. At INTERCARDIA's expense, INTERCARDIA may utilize contract facilities to conduct such analysis. OPOCRIN shall retain samples of each production lot of the Licensed Compound and, INTERCARDIA may, at its sole discretion, maintain samples of each shipment lot of the Licensed Compound for retention purposes in accordance with its respective standard operating procedures.


          (ii) INTERCARDIA may reject any shipment that fails to meet the Licensed Compound Specifications ("Rejected Licensed Compound"). To properly reject a shipment of Licensed Compound, INTERCARDIA shall, subsequent to receipt of the Licensed Compound (not to exceed one (1) year from receipt) (the "Rejection Period"), notify OPOCRIN in writing or by telecopy of INTERCARDIA's rejection of such Licensed Compound, stating the reason for such rejection. INTERCARDIA shall provide OPOCRIN the opportunity to inspect the Rejected Licensed Compound prior to return to OPOCRIN. In the event that OPOCRIN, in OPOCRIN's sole discretion, desires that INTERCARDIA return a Rejected Licensed Compound to OPOCRIN, INTERCARDIA shall return same to OPOCRIN, freight prepaid. OPOCRIN will provide INTERCARDIA a credit to be applied against INTERCARDIA's future payments equal to the Price of the Licensed Compound (as defined below), all out-of-pocket costs relating to the Rejected Licensed Compound and the return freight charges paid by INTERCARDIA for a properly Rejected Licensed Compound. As promptly as reasonably possible but no later than thirty (30) working days after receipt by OPOCRIN of a properly Rejected Licensed Compound, OPOCRIN shall replace such Licensed Compound, and at such time, OPOCRIN shall be entitled to invoice INTERCARDIA for such Licensed Compound in accordance with its standard billing procedures. OPOCRIN shall pay shipping charges in connection with shipment of the replaced Licensed Compound to INTERCARDIA for a properly Rejected Licensed Compound.


         Any dispute arising hereunder relating to conformity with technical specifications shall be finally resolved by arbitration by an independent technical expert accepted by both parties. The cost of arbitration shall be borne by the party whose test results prove to be inaccurate.


         8.6 Shipment. All Licensed Compound shall be shipped in the manner and to the location specified by INTERCARDIA, its Affiliates or sublicensees. OPOCRIN shall pay all shipping, handling and storage costs necessary or required to transport Licensed Compound from OPOCRIN's manufacturing facility to INTERCARDIA's designated facility. All shipments of the Licensed Compound shall be delivered as specified by INTERCARDIA to a specified INTERCARDIA facility, or, as otherwise agreed to by the parties. Title and risk of loss to the Licensed Compound shall pass upon receipt and acceptance of the items by INTERCARDIA or its agents.

         8.7 Packaging and Labeling. Unless otherwise specified by INTERCARDIA, all Licensed Compound supplied to INTERCARDIA hereunder shall:


         (a) Packaging. OPOCRIN shall package Licensed Compound in containers in accordance with the Packaging Specifications approved by INTERCARDIA.


         (b) Labeling. Prior to shipping Licensed Compound, OPOCRIN will label all containers in accordance with the Labeling Specifications mutually agreed upon by INTERCARDIA and OPOCRIN.


         8.8 Licensed Compound Supply Price. OPOCRIN shall provide INTERCARDIA or its sublicensees with Licensed Compound supplies at OPOCRIN's Standard Manufacturing Direct Cost for all periods of time during which INTERCARDIA is developing the Licensed Compound or conducting any clinical trials in a country. The price charged by OPOCRIN will be subject to adjustment upon forty five (45) days advance notice based upon actual price increases or decreases of starting reagents and other raw materials and manufacturing costs of materials included in Licensed Compound, but the rate of change shall not exceed the percentage change for the previous twelve months such adjustment to be determined by reference to (i) the variation of the Producer Price Index of the industrial products relevant to chemical basic products issued by ISTAT (lstituto Nazionale di Statistica); and (ii) the variation of the Index of the average labour cost for each worker in the industrial field, where each index will be weighted equally in the calculation of the percentage change and the variations will be certified by ISTAT. All calculations and supporting data, information, invoices and materials relating to the cost of manufacturing the Licensed Compound shall be disclosed to INTERCARDIA or its sublicensees upon request.


         8.9 Termination of Supply. Upon determination by INTERCARDIA or OPOCRIN that manufacture of the Licensed Compound cannot be manufactured within the reference parameters and provisions of this Article VIII, either party may terminate the supply and manufacturing provisions of this

Agreement, and OPOCRIN shall transfer to INTERCARDIA all information relevant to the manufacture of the Licensed Compound.


         8.10     Manufacturing and Supply Warranties.


         (a) OPOCRIN warrants and represents to INTERCARDIA at the time of delivery of the Licensed Compound to INTERCARDIA such Licensed Compound (i) will have been manufactured and shipped in accordance with (a) cGMP and all other applicable laws, rules, regulations and requirements, (b) the Licensed Compound Specifications and quality control testing procedures for the Licensed Compound, as provided by INTERCARDIA to OPOCRIN, and as amended or supplemented by INTERCARDIA from time to time, and (c) the chemistry, manufacturing, and controls section (the "CMC") included in any application for Regulatory Approval, and (ii) will not be adulterated or misbranded under the laws of any regulatory authority, and may be introduced into interstate or international commerce pursuant to laws of any regulatory authority.


         (b) OPOCRIN shall comply with all quality control testing requirements applicable to the Licensed Compound which are set forth in or required by cGMPs, other applicable law and regulations, or the Licensed Compound Specifications.


         (c) OPOCRIN, at its own expense, shall perform validation testing at its facility in order to validate all production, cleaning, and packaging processes employed in the manufacturing process at its facility, in accordance with any procedures established by INTERCARDIA, cGMPs, and all other applicable laws and regulations and as approved by INTERCARDIA.


         (d) OPOCRIN shall conduct a self-audit as necessary, but at least annually, to ensure that it is complying with cGMPs, any NDA, other applicable laws and regulations, and the Licensed Compound

Specifications. Upon completion of the audit and on an annual basis, OPOCRIN shall provide to INTERCARDIA a written report summarizing the results of such audit.


         (e) OPOCRIN shall obtain and maintain all governmental licenses, registrations, and approvals required in connection with the manufacturing of the Licensed Compound and to comply with all applicable laws, rules, regulations or requirements in manufacturing the Licensed Compound. OPOCRIN shall keep complete and accurate books and records pertaining to the manufacture of the Licensed Compound, including without limitation such books and records as may be required by applicable law and to retain such books and records for at least five (5) years after the termination of this Agreement, or for such longer period as required by applicable law. OPOCRIN shall not be entitled to sublicense the manufacturing rights to the Licensed Compound. OPOCRIN shall have, contingent upon the prior written approval of INTERCARDIA, the right to sub-contract the manufacture of Licensed Compound.


         (f) OPOCRIN shall procure and provide to INTERCARDIA such information and assistance relating to the manufacture of the Licensed Compound as INTERCARDIA may reasonably require in connection with any submission relating to a Regulatory Approval, including without limitation providing INTERCARDIA with documentation for the CMC section of any submission relating to a Regulatory Approval and all reports, authorizations, certifications, methodologies, manufacturing processes and other documentation in the possession or under the control of OPOCRIN relating to the Licensed Compound. OPOCRIN hereby grants to INTERCARDIA the right at INTERCARDIA's sole discretion to submit such information to regulatory agencies in the INTERCARDIA Territory or to reference any such information in connection with any submission relating to a Regulatory Approval.


         (g) OPOCRIN shall notify INTERCARDIA in writing, promptly after receipt of notice of any proposed or unannounced visit or inspection of OPOCRIN'S manufacturing or other facilities or records by any governmental agency or authority, and shall permit INTERCARDIA or its agents to be present and participate in such visit or inspection relating in any manner to Licensed Compound. OPOCRIN shall provide to INTERCARDIA a copy of any report and other written communications received from such agency or authority in connection with such visit or inspection, and any written communications received from any agency or authority relating to the Licensed Compound, manufacturing facility or the manufacturing process, within one business day after receipt thereof, and shall consult with INTERCARDIA concerning the response to each such communication. OPOCRIN shall provide INTERCARDIA with a copy of all such draft responses as soon as possible, and all such final responses, within one business day after submission thereof.


                                   ARTICLE IX
                         CONFIDENTIALITY AND PUBLICATION


         9.1 Nondisclosure Obligation. All Proprietary Information shall be maintained in confidence and shall not be disclosed to any other person, or any corporation or other business entity, or any government or any agency or political subdivision thereof without the prior written consent of the other party, except to the extent that such Proprietary Information:


         (a) is known by recipient at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

         (b) is properly in the public domain;

         (c) is subsequently disclosed to a receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;


         (d) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market the Licensed Products, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

         (e) is necessary to be disclosed to sublicensees, agents, consultants, Affiliates and/or other third parties for the research and development, manufacturing and/or marketing of the Licensed Products (or for such parties to determine their interest in performing such activities in its respective territory) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement; provided, however, the term of confidentiality for such third parties shall be no less than five (5) years; or


         (f) is required to be disclosed by law or court order, provided that notice is delivered to the other party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing provisions of Section 9.1, it is understood that
(i) either party hereto, including any Affiliate, may make reasonable disclosure of this Agreement, at its own discretion, and the financial and other terms hereof in any filings required by the Securities and Exchange Commission (the "SEC"), in connection with and subsequent to any offering of either party's securities to the public, on Form S-1 (or other applicable initial registration form), Form 10-K, Form 10-Q, Form 8-K or other applicable SEC form, and in the footnotes to any financial statements; (ii) either party may file this Agreement as an exhibit to any Form S-1, Form S-4, Form 10-K, Form 10-Q, Form 8-K or other applicable SEC form; (iii) either party may describe this Agreement including the milestones and royalty provisions in the "Management's Discussions and Analysis of Financial Conditions and Results of Operations" section of any filings with the SEC; and (iv) either party may distribute any such filing made to the SEC (other than matters for which Confidential Treatment have been requested) in the ordinary course of its business (e.g. to financial analysts and to stockholders). Any press release mentioning the other party by name proposed by INTERCARDIA or OPOCRIN shall be submitted to the other party as designated from time to time by each party for review and comment prior to release thereof, except as permitted in this Section 9.1(f).

         Not withstanding the above, each party shall maintain confidential any information deemed proprietary by either party pursuant to this Agreement.


         9.2 Use of Proprietary Information. Each of OPOCRIN and INTERCARDIA agrees that the Proprietary Information shall only be used in connection with its obligations under this Agreement, or by OPOCRIN in connection with its business, licensing, manufacturing and sale of the Licensed Compound or the Licensed Products in the OPOCRIN Territory, and further agrees to keep all OPOCRIN Know-How and INTERCARDIA Know-How confidential subject to exceptions
(b), (e), (f) or (g) in Section 9.1 above.


         9.3. Publication. During the term of this Agreement, INTERCARDIA and OPOCRIN each acknowledge the other party's interest in publishing its results related to the Licensed Compound and Licensed Products to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either party, its employees or consultants wishing to make a publication shall deliver to the other party a copy of the proposed written publication or an outline of an oral disclosure at least ten (10) working days prior to submission for publication or presentation. The nonpublishing party shall have the right (a) to propose modifications to the publication for scientific reason, patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the nonpublishing party requests a delay, the publishing party shall delay submission or presentation for a period of thirty (30) working days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article X below. Upon expiration of such thirty (30) working days, the publishing party shall be free to proceed with the publication or presentation.

                                    ARTICLE X
                     REPRESENTATIONS AND WARRANTIES: PATENTS


          10.1 Representation and Warranty of OPOCRIN. OPOCRIN represents and warrants to INTERCARDIA that as of the date of this Agreement it has the full right, power and authority to enter into this Agreement, to perform this Agreement; that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.


         10.2 Representation and Warranty of INTERCARDIA. INTERCARDIA represents and warrants that it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.

         10.3 Limitation of OPOCRIN Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, OPOCRIN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS OR PATENT CLAIMS, ISSUED OR PENDING OR AS TO THE OPOCRIN KNOW-HOW, THE COMPOUND, OR THE LICENSED PRODUCTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OPOCRIN SHALL HAVE NO LIABILITY FOR SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OTHER ECONOMIC LOSS OR IMAGE LOSS (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE PATENT RIGHTS, OR OPOCRIN KNOW-HOW OR AS TO THE COMMERCIAL VIABILITY OF THE LICENSED COMPOUND OR THE LICENSED PRODUCTS.


         10.4 Limitation of INTERCARDIA Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INTERCARDIA MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AS TO THE COMMERCIAL VIABILITY OF THE LICENSED PRODUCTS OR INTERCARDIA KNOW-HOW. INTERCARDIA SHALL HAVE NO LIABILITY FOR SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OTHER ECONOMIC LOSS OR IMAGE LOSS (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE LICENSED COMPOUND OR LICENSED PRODUCTS OR INTERCARDIA KNOW-HOW.

         10.5 Filing. Prosecution and Maintenance of Patents. OPOCRIN agrees to file, prosecute and maintain in INTERCARDIA Territory, or cause such actions to be taken, at its own cost upon appropriate consultation with INTERCARDIA, the Patent Rights, OPOCRIN Know-How and all Joint Information and Inventions. OPOCRIN shall be responsible for the payment of all costs, expenses and fees incurred in connection with such filings, prosecution and maintenance; provided, however, that OPOCRIN and INTERCARDIA shall share on an equal basis, such costs, expenses and fees relating to all Joint Information and Inventions. OPOCRIN may elect not to file and if so INTERCARDIA shall have the right to file any such patent application relating to the Patent Rights, OPOCRIN Know-How or Joint Information and Inventions. In each case, the filing party shall give the non-filing party an opportunity to review the text of the application before filing, shall consult with the non-filing party with respect thereto, and shall supply the non-filing party with a copy of the application as filed, together with notice of its filing date and serial number. OPOCRIN shall keep INTERCARDIA advised of the status of the actual and prospective patent filings and upon the request of INTERCARDIA, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. OPOCRIN shall have the sole right, power and authority to request, file or declare or to respond to any interference, opposition or reexamination relating to the Patent Rights or OPOCRIN Know-How or Joint Information and Inventions and shall promptly notify INTERCARDIA of any such interference, opposition or reexamination.


         10.6 Option of INTERCARDIA to Prosecute and Maintain Patents. OPOCRIN shall give notice to INTERCARDIA of any desire to cease prosecution and/or maintenance of Patent Rights in any country and, in such case, or in the case of any abandonment as failure to proceed to prosecute or maintain any such rights, shall permit INTERCARDIA, at its sole discretion, to continue prosecution or maintenance at its own expense for such country Patent Rights. If INTERCARDIA elects to continue prosecution or maintenance, OPOCRIN shall execute such documents and perform such acts at

INTERCARDIA's expense as may be reasonably necessary for INTERCARDIA to perform such prosecution or maintenance.


         10.7 Enforcement. INTERCARDIA shall enforce and/or protect the Patent Rights, and OPOCRIN Know-How licensed to INTERCARDIA under this Agreement against any third party who infringes the Patent Rights or wrongfully uses the OPOCRIN Know-How. INTERCARDIA shall have the first right to initiate litigation in the event of a third party claim of patent infringement pertaining to a Licensed Product or Licensed Compound.


         10.8 Infringement Action. In the event INTERCARDIA institutes an action at its expense against third party infringers with respect to a Licensed Product or Licensed Compound or takes appropriate action to defend the Patent Rights or OPOCRIN Know-How, OPOCRIN hereby agrees to reasonably cooperate with INTERCARDIA. Any recovery obtained by INTERCARDIA as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be divided with OPOCRIN receiving its applicable royalty percentage on the balance of the award and INTERCARDIA retaining all amounts after payment of such royalty amounts.


         10.9 Option to Prosecute Infringement. If within sixty (60) days of becoming aware of the infringement of the Patent Rights for which INTERCARDIA retains a license under this Agreement or unauthorized use of the OPOCRIN Know-How, INTERCARDIA decides not to institute an infringement suit or take other reasonable action to protect the Patent Rights and the OPOCRIN Know-How, OPOCRIN shall have the right to institute such suit or take other appropriate action at its own expense in the name of INTERCARDIA. INTERCARDIA shall cooperate fully with OPOCRIN in connection with any such actions to protect the Patent Rights, OPOCRIN Know-How and Licensed Products. Any recovery obtained by OPOCRIN as a result of such proceeding, by settlement or otherwise, shall be divided, after deduction of OPOCRIN's expenses, with OPOCRIN receiving its applicable royalty percentage on the balance of the award and INTERCARDIA receiving all amounts after OPOCRIN's receipt of such royalty and expense amounts..


         10.10 Abandonment. OPOCRIN shall promptly give notice to INTERCARDIA of the grant, lapse, revocation, surrender, invalidation, interference proceeding, or abandonment of any Patent Rights licensed to INTERCARDIA for which OPOCRIN is responsible for the filing, prosecution and maintenance.


         10.11 Patent Term Restoration. The parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or data exclusivity or their equivalents in the OPOCRIN Territory and the INTERCARDIA Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, OPOCRIN shall have the right to make the election based upon the written recommendation of INTERCARDIA and INTERCARDIA agrees to abide by such election.


         10.12 Notices. All notices, inquiries and communications in connection with this Article X shall be sent in accordance with Section 13.4.


                                   ARTICLE XI
                              TERM AND TERMINATION


         11.1 Term and Expiration. This Agreement shall commence on the Effective Date and shall terminate fifteen (15) years from the Effective Date. At the termination of this Agreement, INTERCARDIA shall retain the rights to Regulatory Approvals, INTERCADIA Know-How, OPOCRIN Know-How and other intellectual property necessary or required to sell, use or manufacture the Licensed Compound or Licensed Products.

         11.2     Termination.


         11.2.1 Termination for Cause. This Agreement may be terminated by notice delivered to either party at any time during the term of this Agreement as follows:


         (a) by either party, if the other party is in breach of its material obligations hereunder, other than a breach for failure to pay royalties or advance funds covered in Section 11.2.1(b) below, by causes and reasons within its control and has not cured such breach within ninety (90) days after written notice requesting cure of the breach; provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, this Agreement may not be terminated so long as the breaching party commences and diligently prosecutes all commercially reasonable actions to cure such breach as promptly as practicable; or


         (b) by OPOCRIN if INTERCARDIA fails to pay OPOCRIN any amounts due and payable to OPOCRIN defined in this Agreement; provided that OPOCRIN shall give INTERCARDIA written notice of such overdue payment. If such overdue payments are not made by INTERCARDIA within twenty (20) days after receipt of such notice, OPOCRIN shall have the right to institute an action to collect such amounts without terminating this Agreement; provided, however, that if INTERCARDIA in good faith disputes any portion of the overdue payment, OPOCRIN shall not be entitled to terminate this Agreement so long as all non-disputed amounts which are due have been paid to OPOCRIN, or


         (c) by either party, if the other party files or institutes bankruptcy, reorganization, liquidation or receivership proceedings, or if the other party assigns a substantial portion of its assets for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

         (d) by INTERCARDIA in its sole discretion, upon thirty (30) days notice, at any time without further obligation to OPOCRIN. Upon such termination, ownership of all data and information and related intellectual property developed by or on the behalf of INTERCARDIA during the term of this Agreement solely and directly relating to the Licensed Compound shall be transferred to OPOCRIN at no cost.


         (e) by OPOCRIN, if and only if, INTERCARDIA fails to use Reasonable Commercial Efforts to develop the License Compound, OPOCRIN shall have the right to terminate this Agreement, and in such event the data and information and related intellectual property rights developed by or on the behalf of INTERCARDIA during the term of this Agreement solely and directly relating to the Licensed Compound shall be transferred to OPOCRIN at no cost. OPOCRIN shall have no recourse to claim damages, costs, expenses, lost profits or any other claim in the event OPOCRIN or INTERCARDIA terminate this Agreement. Termination by INTERCARDIA or OPOCRIN pursuant to this paragraph shall not, however, affect any payments due and payable, but unpaid prior to such termination. No termination shall be available to OPOCRIN as a result of INTERCARDIA's decision as to timing of development in any market or its decision not to enter any market, nor shall any termination be effective prior to the expiration of six months written notice to INTERCARDIA of OPOCRIN's intent to terminate and its written plan of objective and commercially reasonable actions required by INTERCARDIA to cure any INTERCARDIA breach of its obligation to use Reasonable Commercial Efforts to develop the Licensed Compound, and only if INTERCARDIA fails to take reasonable steps to cure such breach. OPOCRIN shall have no rights to terminate this Agreement under the terms of this section at any time subsequent to the approval of an NDA in the U.S. or a major EC market.


         (f) by OPOCRIN upon thirty (30) days prior written notice to INTERCARDIA in the event INTERCARDIA challenges the Patent Rights.

         11.2.2 Effect of Termination for Cause on License. In the event INTERCARDIA terminates this Agreement under Section 11.2.1(c), all rights and licenses granted under or pursuant to this Agreement by OPOCRIN to INTERCARDIA are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, or other applicable bankruptcy or insolvency rules and regulations, licenses of rights to "intellectual property" as defined under
Section 101(52) of the Bankruptcy Code. The parties agree that INTERCARDIA, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against OPOCRIN under the Bankruptcy Code, INTERCARDIA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by INTERCARDIA. Such intellectual property and all embodiments thereof shall be promptly delivered to INTERCARDIA (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by INTERCARDIA, unless OPOCRIN elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of OPOCRIN upon written request therefore by INTERCARDIA.


         11.3 Termination Without Cause. INTERCARDIA may terminate this Agreement without cause at any time after the Effective Date and prior to the Expiration, as defined in 11.1, without financial or other recourse by OPOCRIN, other than the obligation to pay any amounts due and payable to OPOCRIN accrued but unpaid at such time and to provide to OPOCRIN the data developed for Licensed Compound or Licensed Product.


         11.4 Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article IX shall survive the expiration or termination of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.


                                   ARTICLE XII
                                    INDEMNITY


         12.1 General. For purposes of this Article XII "Indemnified Parties" refers to INTERCARDIA, its Affiliates and the officers, directors, employees, and agents of INTERCARDIA and its Affiliates when OPOCRIN is the indemnitor, and "Indemnified Parties" refers to OPOCRIN, its Affiliates and officers, directors, employees, and agents of OPOCRIN and its Affiliates when INTERCARDIA is the indemnitor.


         12.1.1 OPOCRIN Indemnity. OPOCRIN, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives shall indemnify and hold harmless the INTERCARDIA Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon:


         (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives in connection with any aspect of this Agreement undertaken by OPOCRIN; or


         (b) any breach of any representation, warranty or agreement made by OPOCRIN hereunder; or


         (c) the failure by OPOCRIN in performing its obligations under this Agreement; or


         (d) a claim or occurrence in a particular country arising out of or relating to the Licensed Compound or the Licensed Products, prior to receipt by INTERCARDIA of Regulatory Approval for such country.

         12.1.2 INTERCARDIA Indemnity. INTERCARDIA, as indemnitor on behalf of itself and its officers, directors, employees, agents and representatives shall indemnify and hold harmless the OPOCRIN Indemnified Parties and each of them from any and all liability arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon:


         (a) a claim or occurrence arising from any acts, whether of omission or commission, by said officers, directors, employees, agents or representatives in connection with any aspect of this Agreement undertaken by INTERCARDIA; or


         (b) any breach of any representation, warranty or agreement made by INTERCARDIA hereunder; or


         (c) the failure by INTERCARDIA in performing its obligations under this Agreement; or


         (d) a claim or occurrence in a particular country arising out of or relating to the Licensed Compound or the Licensed Products, subsequent to receipt by INTERCARDIA of Regulatory Approval for such country.


         12.1.3 Negligence or Willful Misconduct. Anything to the contrary in this Article XII notwithstanding, neither party shall be obligated to indemnify an Indemnified Party for such Indemnified Party's own acts of negligence or willful misconduct or for any violation of any warranty, representation or agreement made by such Indemnified Party hereunder.


         12.2     Scope of Indemnification.


         12.2.1 Nature of Damages. The agreement to indemnify and hold harmless from liability set forth herein shall include, subject to the limitation of liability contained in Sections 10.3 and 10.4, all damages of every kind, reasonable attorney fees, all costs and expenses which may be levied against and out of pocket costs incurred by the Indemnified Parties in connection with any suit, action, legal proceeding, claim or demand.


         12.2.2 Survival. Each party acknowledges and hereby agrees that the obligations set forth in this Article XII shall survive the termination or expiration of this Agreement until the expiration of any applicable statute of limitations.


         12.2.3 Cooperation of the Parties. The Indemnified Parties will cooperate with the indemnitor at the indemnitor's expense in the defense of any suit. Neither party shall be liable for any costs resulting from any settlement made by a party prior to using its reasonable efforts to obtain the consent of the other party to such settlement.


         12.3 Insurance. INTERCARDIA and OPOCRIN each shall maintain product liability insurance with respect to development, manufacture and sales of Licensed Compound and Licensed Product in such amount as INTERCARDIA or OPOCRIN, respectively, customarily maintains with respect to sales of its other products similar in nature to Licensed Compound and Licensed Product. If INTERCARDIA or OPOCRIN obtain product liability insurance from a third party insurance carrier, the other party shall, if possible, be named as an additional insured on any such external insurance policy. Each party shall provide the other party coverage against product liability claims arising in connection with the sale of the Licensed Compound and Licensed Products as if the other party were an additional insured under any self-insurance program assuming no retention of liability for costs, expenses, claims or damages by INTERCARDIA or OPOCRIN. Each party shall provide the other party with a certificate of insurance for coverage required hereunder.

                                  ARTICLE XIII
                                  MISCELLANEOUS


          13.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical.


          13.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to its business, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement, and such assignor shall remain jointly responsible for compliance with all of its obligations under this Agreement for the term hereof.


          13.3 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.


          13.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


if to INTERCARDIA, to:


         INTERCARDIA, INC
         Post Office Box 14287
         3200 East Highway 54
         Cape Fear Building, Suite 300
         Research Triangle Park, NC 27709-4287
         ATTN: President


with a copy to:


         Larry E. Robbins
         WYRICK ROBBINS YATES & PONTON LLP
         4101 Lake Boone Trail Suite 300
         Raleigh, NC 27607


if to OPOCRIN, to:


         OPOCRIN, S.p.A.
         via Pacinotti, 3
         41040 Corlo Di Formigine, Modena
         Italy
         ATTN: President


or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by telecopier on a business day, on the third business day after dispatch if sent by internationally-recognized overnight courier and on the fifth business day following the date of mailing if sent by mail.

         13.5 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of Switzerland without reference to any rules of conflict of laws.


          13.6 Arbitration. Any disputes (other than the failure to make a payment required under this Agreement of an undisputed amount) arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of the Agreement, may be resolved by binding arbitration upon mutual agreement of the parties. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. The party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the Rules of Arbitration and Conciliation of the International Chamber of Commerce. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of INTERCARDIA and OPOCRIN and the third shall be appointed by the two arbitrators. Any such arbitration shall be held in Geneva, Switzerland and the arbitration shall be conducted in English. The arbitrators shall have the authority to direct the parties as to the manner in which the parties shall resolve the disputed issues, to render a final decision with respect to such disputed issues, or to grant specific performance with respect to any such disputed issue. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Nothing in this Section 12.6 shall be construed to preclude either party from seeking provisional remedies, including but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The prevailing party in any legal or arbitration action shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including but not limited to court costs and reasonable attorney's fees.


          13.7 Entire Agreement. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement replaces and supersedes in its entirety the Letter of Intent. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.


          13.8 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.


         13.9 Independent Contractors. It is expressly agreed that OPOCRIN and INTERCARDIA shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency. Neither OPOCRIN nor INTERCARDIA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.


          13.10 Waiver. The waiver by a party of its right either to exercise any right it has under this Agreement or to enforce any obligation the other party has under this Agreement shall only be valid and effective if it is in writing, refers specifically to the Agreement and is signed by the party waiving such right. Furthermore, such waiver shall not operate as a waiver of such party's right to exercise such right or enforce such obligation on any future occasion, unless the waiver is expressly stated to have such effect.

          13.11 Expenses. OPOCRIN and INTERCARDIA shall bear their respective legal, accounting, and other expenses associated with this Agreement.


          13.12 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date herein.


         OPOCRIN S.p.A.                                 INTERCARDIA, INC.


         By:_____________________________               By:_____________________


         Name:__________________________                Name:___________________


         Title:___________________________              Title:__________________


         Date:___________________________               Date: __________________


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